Exhibit 3

                CERTIFICATE OF AMENDMENT TO RESTATED ARTICLES
                      OF INCORPORATION, AS AMENDED, OF
                    THE KANSAS POWER AND LIGHT COMPANY

     We, John E. Hayes, Jr., Chairman of the Board, President and Chief Executive Officer and John K. Rosenberg, Secretary of the above named corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of said corporation, the board adopted a resolution setting forth the following amendment to the Restated Articles of Incorporation and declaring their advisability:

         FURTHER RESOLVED, That the following amendment of Article IV of the Company's Restated Articles of Incorporation be, and it hereby is proposed and declared advisable:

         The first paragraph of said Article VI to be amended and read as follows:

         The amount of capital stock of this Corporation shall be 95,600,000 shares of which 85,000,000 shares is Common Stock of the par value of Five Dollars ($5.00) each, 4,000,000 shares is Preference Stock without par value, 600,000 shares is preferred stock of the par value of One Hundred Dollars ($100) each and 6,000,000 shares is preferred stock without par value, all such preferred stock being termed "Preferred Stock";
    and


         FURTHER RESOLVED, That the following amendment of Article XI of the Company's Restated Articles of Incorporation be, and it hereby is proposed and declared advisable:

         Article XI be amended and read as follows:

         The number of directors shall not be less than seven nor more than fifteen and the precise number shall be determined from time-to-time by the Board of Directors at any annual or special meeting within such minimum and maximum number, provided, that unless approved by a majority of the stockholders entitled to vote, the number of directors shall not be reduced to terminate the office of a director during the term for which he was elected.

     We further certify that thereafter, pursuant to said resolution, and in accordance with the by-laws of the corporation and the laws of the State of Kansas, the Board of Directors called a special meeting of shareholders for consideration of the proposed amendments, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the shareholders convened and considered the proposed amendments.

     We further certify that at the meeting a majority of the shares of common stock entitled to vote and a majority of common and preferred shares together entitled to vote, voted in favor of the proposed amendments.
     We further certify that the amendments were duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.
     We further certify that the capital of said corporation will not be reduced under or by reason of said amendments.
     IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of said corporation the 29th day of March, 1991.



                               /s/John E. Hayes, Jr.
                               John E. Hayes, Jr.
                               Chairman of the Board,
                               President and Chief Executive Officer





                               /s/John K. Rosenberg
                               John K. Rosenberg
                               Secretary










State of Kansas   )
                  )    ss.
County of Shawnee )

     Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared John E. Hayes, Jr., Chairman of the Board, President and Chief Executive Officer, and John K. Rosenberg, Secretary of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate and duly acknowledge that execution of the same this 29th day of March, 1991


                                         /s/Regina I. DeGarmo
                                         Notary Public

                                         [stamp of Notary Public]